Exhibit 99.1

Consent of Centerview Partners LLC

The Board of Directors

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated March 16, 2019, to the Board of Directors of Fidelity National Information Services, Inc. (“FIS”), as Annex C to, and reference to such opinion letter under the headings “SUMMARY—Opinion of FIS’ Financial Advisors”, “THE MERGER—Background of the Merger”, “THE MERGER—Recommendation of the FIS Board; FIS’ Reasons for the Merger”, “THE MERGER—Opinion of Centerview, FIS’ Financial Advisor” and “THE MERGER—Certain Unaudited Prospective Financial Information” in, the proxy statement/prospectus relating to the proposed transaction involving FIS and Worldpay, Inc. (“Worldpay”), which proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of FIS (the “Registration Statement”). In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

CENTERVIEW PARTNERS LLC

By:	/s/ CENTERVIEW PARTNERS LLC

June 5, 2019